                                                Filed pursuant to Rule 424(b)(3)
                                                          Registration Statement
                                                                   No. 333-75321
       Prospectus Supplement No. 5 to the Prospectus dated May 18, 1999.

                                  $72,411,000

                         THE GOLDMAN SACHS GROUP, INC.

[Goldman Sachs Logo]      Medium-Term Notes, Series B
                            ------------------------

                        2.00% Exchangeable Note due 2006

            (Exchangeable for Common Stock of Wells Fargo & Company)
                            ------------------------

The note being purchased has the terms described beginning on page S-6, including the following:

FACE AMOUNT:  $72,411,000

PRINCIPAL AMOUNT: on the stated maturity date, Goldman Sachs will pay the Holder cash equal to 100% of the outstanding face amount, unless the Holder exercises the exchange right, Goldman Sachs exercises the call right or an automatic exchange occurs

EXCHANGE RIGHT: the Holder may elect to exchange the note, in whole or in part at any time, for index stock at the exchange rate, provided that Goldman Sachs may pay the Holder the cash value of that stock instead of delivering that stock

EXCHANGE RATE: 19.001 shares of index stock for each $1,000 of face amount exchanged, subject to antidilution adjustment

CALL RIGHT: Goldman Sachs may redeem the note in whole, but not in part, after the interest payment date on July 1, 2002, at 100% of the outstanding face amount plus accrued interest to the redemption date, provided, however, that the Holder would be entitled to the benefit, if any, of an automatic exchange

INDEX STOCK AND INDEX STOCK ISSUER:  common stock of Wells Fargo & Company

REFERENCE PRICE OF INDEX STOCK:  $42.103 per share

STATED MATURITY DATE:  July 1, 2006 unless extended for up to six business days

FIXED INTEREST RATE:  2.00% each year
  - interest payment dates: each January 1, and July 1, beginning on January 1, 2000
  - regular record dates: the business day before the related interest payment date as long as the note is in global form

LISTING:  application has been made to list the note on the New York Stock
  Exchange on or after the original issue date

ORIGINAL ISSUE DATE:  July 1, 1999

ORIGINAL ISSUE PRICE:  100% of the face amount

NET PROCEEDS TO GOLDMAN SACHS:  99.60% of the face amount

CALCULATION AGENT:  Goldman, Sachs & Co.

     See "Additional Risk Factors Specific to Your Note" beginning on page S-2 to read about investment risks relating to the note being purchased.
                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED
OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

     Goldman Sachs may use this prospectus supplement in the initial sale of the note. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in the note after its initial sale. UNLESS GOLDMAN SACHS INFORMS THE PURCHASER OTHERWISE IN THE CONFIRMATION OF SALE, THIS PROSPECTUS SUPPLEMENT IS BEING USED IN A MARKET-MAKING TRANSACTION.

                              GOLDMAN, SACHS & CO.

                            ------------------------

                   Prospectus Supplement dated June 24, 1999.

                 ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTE

An investment in your note is subject to risks described in the attached prospectus under "Risk Factors", including those relating to indexed notes, and to the risks described below. Your note is a riskier investment than ordinary debt securities. Also, your note is not equivalent to investing directly in the stock to which your note is indexed. You should carefully consider whether the note is suited to your particular circumstances.

                      THE MARKET PRICE OF YOUR NOTE MAY BE
                    INFLUENCED BY MANY UNPREDICTABLE FACTORS

      The following factors, many of which are beyond our control, will influence the value of your note:

- the market price of the index stock;

- the volatility -- i.e., the frequency and magnitude of changes in the market price of the index stock;

  -- As indicated under "Wells Fargo & Company -- Historical Trading Price
     Information", the market price of the index stock has been highly volatile during recent periods. It is impossible to predict whether the price of the index stock will rise or fall;

- the dividend rate on the index stock;

- economic, financial, regulatory and political events that affect stock markets generally and the market segment of which the index stock is a part, and which may affect the market price of the index stock;

- interest and yield rates in the market;

- the time remaining until your note matures; and

- our creditworthiness.

These factors will influence the price you will receive if you sell your note prior to maturity. You cannot predict the future performance of the index stock based on its historical performance.

                       TRADING AND OTHER TRANSACTIONS BY
                      GOLDMAN SACHS IN THE INDEX STOCK MAY
                         IMPAIR THE VALUE OF YOUR NOTE

      As we describe under "Use of Proceeds and Hedging" below, we, through Goldman, Sachs & Co. or one or more of our other affiliates, have hedged our obligations under your note by purchasing the index stock and may adjust the hedge by, among other things, purchasing or selling the index stock, at any time and from time to time. Any of these hedging activities may adversely affect the price of the index stock and, therefore, the value of your note. It is possible that we, through our affiliates, could receive substantial returns with respect to our hedging activities while the value of your note may decline. See "Use of Proceeds and Hedging" for a further discussion of securities transactions in which we or one or more of our affiliates may engage.

      Goldman, Sachs & Co. and our other affiliates may also engage in trading in the index stock for their proprietary accounts, for other accounts under their management and to facilitate transactions, including block transactions, on behalf of customers. Any of these activities of Goldman, Sachs & Co. or our other affiliates could adversely affect the price of the index stock and, therefore, the value of your note. Goldman, Sachs & Co. and our other affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the value of the index stock. By introducing competing products into the marketplace in this manner, our affiliates could adversely affect the value of your note.

      The indenture governing your note does not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of the index stock acquired by us or them. Neither we nor our affiliates will pledge or otherwise hold shares of the index stock for your benefit in order to enable you to

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exchange your note for shares under any circumstances. Consequently, in the event of our bankruptcy, insolvency or liquidation, any index stock owned by us will be subject to the claims of our creditors generally and will not be available for your benefit specifically.

                     IF THE MARKET PRICE OF THE INDEX STOCK
                     CHANGES, THE MARKET VALUE OF YOUR NOTE
                       MAY NOT CHANGE IN THE SAME MANNER

      The market value of the note may not have a one-to-one relationship with the market price of the index stock. Changes in the market price of the index stock may not result in a comparable change in the market value of your note.

                         YOU HAVE NO SHAREHOLDER RIGHTS

      Investing in the note will not make you a holder of the index stock. Neither you nor any other holder or owner of the note will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to the index stock.

                  OUR BUSINESS ACTIVITIES MAY CREATE CONFLICTS
                         OF INTEREST BETWEEN YOU AND US

      As we have noted above, Goldman, Sachs & Co. and our other affiliates expect to engage in trading activities related to the index stock that are not for your account or on your behalf. These trading activities may present a conflict between your interest in the note and the interests Goldman, Sachs & Co. and our other affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. These trading activities, if they influence the price of the index stock, could be adverse to your interests as a beneficial owner of the note.

      Goldman, Sachs & Co. and our other affiliates may, at present or in the future, engage in business with the issuer of the index stock, including making loans to or equity investments in that company or providing advisory services to that company. These services could include merger and acquisition advisory services. These activities may present a conflict between the obligations of Goldman, Sachs & Co. or another affiliate of Goldman Sachs and your interests as a beneficial owner of the note. Moreover, Goldman Sachs has published and in the future expects to publish research reports with respect to the issuer of the index stock. Any of these activities by Goldman, Sachs & Co. or another of our affiliates may affect the price of the index stock and, therefore, the value of your note.

                   AS CALCULATION AGENT, GOLDMAN, SACHS & CO.
      WILL HAVE THE AUTHORITY TO MAKE DETERMINATIONS THAT COULD AFFECT THE
                        MARKET VALUE OF YOUR NOTE, WHEN
                        YOUR NOTE MATURES AND THE AMOUNT
                            YOU RECEIVE AT MATURITY

      As calculation agent for your note, Goldman, Sachs & Co. will have discretion in making various determinations that affect your note, including determining whether and how to make antidilution adjustments to the exchange rate; determining the closing price of the index stock, which we will use to calculate how much cash we must pay if the note is exchanged and we choose not to deliver index stock; and determining whether to postpone the stated maturity date, or any day on which the note is to be redeemed or exchanged, because of a market disruption event. See "Specific Terms of Your Note -- Antidilution Adjustments" and "-- Special Calculation Provisions". The exercise of this discretion by Goldman, Sachs & Co. could adversely affect the value of your note and may present Goldman, Sachs & Co. with a conflict of interest of the kind described above under "-- Our Business Activities May Create Conflicts of Interest Between You and Us".

                   THERE IS NO AFFILIATION BETWEEN THE INDEX
                      STOCK ISSUER AND US, AND WE ARE NOT
                    RESPONSIBLE FOR THE INDEX STOCK ISSUER'S
                                   DISCLOSURE

      Goldman Sachs is not affiliated with the issuer of the index stock. As we have told you above, however, we or our affiliates may currently or from time to time in the future engage in business with the index stock issuer. Nevertheless, neither we nor any of our affiliates assumes any responsibility for

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the adequacy or accuracy of the information contained in this prospectus supplement about the index stock issuer or in any of the index stock issuer's publicly available filings. You, as an investor in the note, should make your own investigation into the index stock issuer. See "Wells Fargo & Company" for additional information about the index stock issuer.

      The index stock issuer is not involved in this offering of your note in any way and has no obligation of any sort with respect to your note, Thus, the index stock issuer has no obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the value of your note.

                             YOUR NOTE MAY NOT HAVE
                            AN ACTIVE TRADING MARKET

      Although we have applied to have your note listed on the New York Stock Exchange on or after the original issue date, there may be little or no secondary market for your note. Even if a secondary market for your note develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your note in any secondary market could be substantial.

                    YOU HAVE LIMITED ANTIDILUTION PROTECTION

      Goldman, Sachs & Co., as calculation agent for your note, will adjust the exchange rate for stock splits, reverse stock splits, stock dividends, extraordinary dividends and other events that affect the index stock issuer's capital structure, but only in the situations we describe in "Specific Terms of Your Note -- Antidilution Adjustments". The calculation agent is not required to make an adjustment for every corporate event that may affect the index stock. For example, the calculation agent will not adjust the exchange rate for events such as an offering of the index stock for cash by the index stock issuer, a tender or exchange offer for the index stock at a premium to its then-current market price by the index stock issuer or a tender or exchange offer for less than all the outstanding index stock by a third party. Those events may nevertheless adversely affect the market price of the index stock and, therefore, adversely affect the value of your note. We cannot assure you that the index stock issuer or a third party will not make an offering or a tender or exchange offer, or that the index stock issuer will not take any other action, that adversely affects the value of the index stock and your note but does not result in an antidilution adjustment for your benefit.

                     WE CAN REDEEM YOUR NOTE AT OUR OPTION

      After the interest payment date on July 1, 2002, we will be permitted to redeem your note at our option. Even if we do not exercise that option, our ability to do so may adversely affect the value of your note.

  WE CAN POSTPONE THE STATED MATURITY DATE, ANY EXERCISE OF THE EXCHANGE RIGHT
                         AND ANY CALL DATE IF A MARKET
                            DISRUPTION EVENT OCCURS

      If the calculation agent determines that, on the determination date and each of the two preceding business days, a market disruption event has occurred or is continuing, the determination date will be postponed until the first business day on which no market disruption event occurs or is continuing. As a result, the stated maturity date for your note will also be postponed, although not more than five business days. Thus, you may not receive the payment -- or, if the note is to be exchanged, any delivery of index stock -- that we are obligated to make on the stated maturity date until after the originally scheduled due date. In addition, if the calculation agent determines that a market disruption event has occurred or is continuing on any day on which the Holder seeks to exercise the exchange right, the exercise will be postponed to the first business day on which no market disruption event occurs or is continuing, although not more than five business days. Similarly, if we exercise our call right and notify the Holder of the date we select for redemption, we may nevertheless postpone the call date for up to five business days because of a market disruption event.

      If the note is to be exchanged and we elect to pay the cash value of the index stock we would otherwise be obligated to deliver,

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the amount of cash we pay will be based on the closing price of the index stock on the day the exchange right is deemed to be exercised. If that price is not available on that day because of a market disruption event or for any other reason, the calculation agent will nevertheless determine that price based on its assessment, made in its sole discretion, of the market value of the index stock at that time. The calculation agent may take similar steps in connection with an automatic exchange.

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                          SPECIFIC TERMS OF YOUR NOTE

Please note that in this section entitled "Specific Terms of Your Note", references to "The Goldman Sachs Group, Inc.", "we", "our" and "us" mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries, while references to "Goldman Sachs" mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries. Also, references to "Holders" mean those who own notes registered in their own names, on the books that we or the trustee maintains for this purpose, and not indirect holders who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to indirect holders in the attached prospectus, under "Description of Notes We May Offer -- Legal Ownership of Notes".

      Your note is one of a series of debt securities, entitled "Medium-Term Notes, Series B", that we may issue under the indenture from time to time. This prospectus supplement summarizes specific financial and other terms that apply to your note; terms that apply generally to all Series B medium-term notes are described in "Description of Notes We May Offer" in the attached prospectus. The terms described here supplement those described in the attached prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

      In addition to those described on the front cover page, the following terms will apply to your note:

SPECIFIED CURRENCY:

- principal: U.S. dollars

- interest: U.S. dollars

FORM OF NOTE:

- global form only: yes, at DTC

- non-global form available: no

DENOMINATIONS: any note registered in the name of a Holder must have a face amount of $10,000 or a multiple of $1,000 in excess of $10,000

DEFEASANCE APPLIES AS FOLLOWS:

- full defeasance: no

- covenant defeasance: no

OTHER TERMS:

- the default amount will be payable on any acceleration of the maturity of your note as described below under "-- Special Calculation Provisions"

- antidilution provisions will apply to your note as described below under "-- Antidilution Adjustments"

- a business day for your note will not be the same as a business day for our other Series B medium-term notes, as described below under "-- Special Calculation Provisions"

      In this prospectus supplement, when we refer to the index stock, we mean the common stock of Wells Fargo & Company and, when we refer to the index stock issuer, we mean that company, except as noted below under "-- Antidilution Adjustments -- Reorganization Events -- Distribution Property".

      Please note that the information about the original issue date, original issue price and net proceeds to Goldman Sachs on the front cover page relates only to the initial sale of the note. If you have purchased the note in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

                                       S-6
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      We describe the terms of your note in more detail below.

                  PAYMENT OF PRINCIPAL ON STATED MATURITY DATE

      On the stated maturity date, we will pay as principal, to the Holder of your note, cash in an amount equal to 100% of the outstanding face amount of your note, unless:

- the Holder exercises the right to exchange the note as described below under "-- Holder's Exchange Right" or

- we exercise our right to redeem the note as described below under "-- Our Call Right" or

- the note is automatically exchanged as described below under "-- Automatic Exchange".

      If your note is exchanged in part, we will make the cash payment described above on the portion that remains outstanding on the stated maturity date.

STATED MATURITY DATE

      The stated maturity date will be July 1, 2006, unless that day is not a business day, in which case the stated maturity date will be the next following business day. If the fifth business day before this applicable day is not the determination date referred to below, however, then the stated maturity date will be the fifth business day following the determination date, provided that the stated maturity date will never be later than the fifth business day after July 1, 2006 or, if July 1, 2006 is not a business day, later than the sixth business day after July 1, 2006. The calculation agent may postpone the determination date -- and therefore the stated maturity date -- if a market disruption event occurs or is continuing on a day that would otherwise be the determination date. We describe market disruption events below under "-- Special Calculation Provisions".

DETERMINATION DATE

      The determination date will be the fifth business day prior to July 1, 2006, unless the calculation agent determines that a market disruption event occurs or is continuing on each of the fifth, sixth and seventh business days prior to July 1, 2006. In that event, the determination date will be the first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the determination date be later than July 1, 2006 or, if July 1, 2006 is not a business day, later than the first business day after July 1, 2006.

                            HOLDER'S EXCHANGE RIGHT

      If the Holder of your note satisfies the conditions described under "-- Exercise Requirements" below, the Holder may elect to exchange the outstanding note, in whole or in part at any time and from time to time, for index stock at the exchange rate. If the Holder does so, we may choose, at our sole option, either to deliver the requisite amount of index stock to the Holder or to pay cash to the Holder in an amount equal to the value of that stock. The cash value will equal the number of shares of the index stock we would otherwise be obligated to deliver in exchange for your note, multiplied by the closing price of the index stock on the exchange notice date. Delivery or payment will be made on the exchange date and in the manner we describe under "-- Manner of Payment and Delivery" below. We describe the exchange notice date, the exchange date and the closing price under "-- Exercise Requirements" and "-- Special Calculation Terms" below.

      If we choose to pay cash instead of delivering index stock, we will notify the Holder of our election no later than the business day after the exchange notice date. THUS, IF THE HOLDER EXERCISES THE EXCHANGE RIGHT AND WE DO NOT NOTIFY THE HOLDER ON THE BUSINESS DAY AFTER THE EXCHANGE NOTICE DATE OF OUR INTENTION TO PAY CASH, WE WILL DELIVER SHARES OF THE INDEX STOCK ON THE EXCHANGE DATE, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED UNDER "-- CONSEQUENCES OF A MARKET DISRUPTION EVENT" AND "-- AUTOMATIC EXCHANGE" BELOW. If we give the notice described above, we will do so by telephone or telecopier to the number specified in the notice of exchange described under

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"-- Exercise Requirements" below by the person who submits the notice of exchange.

      Partial exchanges will be permitted only if the portion of the face amount exchanged is a multiple of $1,000 and only if the unexchanged portion is an authorized denomination, as is described under "-- Denominations" above.

      If we exercise our call right, the Holder will be entitled to the benefit, if any, of an automatic exchange but otherwise will no longer be permitted to exercise the exchange right. We describe these matters under "-- Our Call Right" and "-- Automatic Exchange" below.

      If you decide to exchange your note, you may lose the right to receive interest on your note for the interest period in which the exchange occurs. We describe this matter under "-- Interest Payments" below.

EXCHANGE RATE

      The exchange rate will equal 19.001 shares of index stock for each $1,000 of the outstanding face amount of your note that the Holder elects to exchange. The exchange rate may be adjusted, with respect to both the amount and type of consideration, as a result of dilution events, as we describe below under "-- Antidilution Adjustments". In addition, if an exchange would otherwise involve a fractional share of the index stock, we will pay cash instead of the fractional share, in an amount equal to that fraction multiplied by the closing price of the index stock on the exchange notice date.

EXERCISE REQUIREMENTS

      To exercise the exchange right the following items must be received by the trustee -- and by the calculation agent, in the case of the first item -- on any day that qualifies as a business day and before the exchange right expires:

- a properly completed and signed notice of exchange, in the form attached to this prospectus supplement, specifying the outstanding face amount of the note to be exchanged,

- if the note is not in global form, the certificate representing the note and

- if the note is not in global form and the exchange date occurs after a regular record date and before the related interest payment date, cash in an amount equal to the interest payable on the exchanged portion of the note on the interest payment date, as provided in the fourth rule described under "-- Interest Payments" below.

      If the note is in global form, no exercise of the exchange right will be effective unless all the following additional requirements are met:

- both the trustee and the calculation agent must receive a copy of the required notice of exchange from you or the bank or broker through which you hold your interest in the note, by facsimile sent to the number and location stated in the attached notice of exchange, or to any other number or location that the calculation agent may provide to the Holder for this purpose in the future, and

- you or the bank or broker through which you hold your interest in the portion of the note being exchanged must enter an order to have that interest transferred on the books of the depositary to the account of the trustee at the depositary. If the trustee receives and accepts the transfer by 3:00 P.M., New York City time, on any business day, this requirement will be deemed satisfied as of 11:00 A.M. on the same business day. To insure timely receipt and acceptance, transfer orders should be entered with the depositary well in advance of the 3:00 P.M. deadline.

      Questions about the exercise requirements should be directed to the trustee, at the number and location stated in the attached notice of exchange.

      If the note ceases to be in global form, all required deliveries will have to be made by or on behalf of the person who is then the Holder of the note, to the trustee by mail or another method acceptable to the trustee. Deliveries to the trustee must be made at the address stated in the attached form of notice

                                       S-8
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of exchange or at any other location that the trustee may provide to the Holder for this purpose in the future. The requirement that the calculation agent receive a copy of the notice of exchange will continue to apply.

      The calculation agent will, in its sole discretion, resolve any questions that may arise as to the validity of a notice of exchange or as to whether and when the required deliveries have been made. Once given, a notice of exchange may not be revoked.

      EXCHANGE NOTICE DATE. If the required deliveries described under "-- Exercise Requirements" above occur by 11:00 A.M., New York City time, on a business day, that day will be the exchange notice date for the exchange. If the required deliveries occur after that time on a business day, the next business day will be the exchange notice date for the exchange. In all cases, however, the required deliveries must occur before the exchange right expires as described below.

      EXCHANGE DATE. If the exchange right is exercised, we will deliver the index stock or pay the cash due on the exchange on the fifth business day after the exchange notice date. We refer to that due date as the exchange date.

      EXPIRATION OF EXCHANGE RIGHT. In all cases, the required deliveries described under "-- Exercise Requirements" above must occur no later than 11:00 A.M., New York City time, on the third business day before the determination date or on any call notice date, whichever is earlier. Immediately after that time, the exchange right will expire and may not be exercised, although the Holder will be entitled to receive the benefit, if any, of an automatic exchange as described under "--Automatic Exchange" below.

      ONLY HOLDER MAY EXERCISE EXCHANGE RIGHT. If your note is issued in global form, the depositary or its nominee is the Holder of your note and therefore is the only entity that can exercise the exchange right. If you would like the Holder to exercise the exchange right, you should give proper and timely instructions to the bank or broker through which you hold your interest in the note, requesting that it notify the depositary to exercise the exchange right on your behalf. Different firms have different deadlines for accepting instructions from their customers, and you should take care to act promptly enough to ensure that your request is given effect by the depositary before the deadline for exercise. Similar concerns apply if you hold your note in street name.

   Book-entry, street name and other indirect holders should contact their banks and brokers for information about how to exercise the exchange right in a timely manner.

CONSEQUENCES OF A MARKET DISRUPTION EVENT

      The provisions described above regarding the exchange right are subject to the following. If a market disruption event occurs or is continuing on a day that would otherwise be an exchange notice date, then that exchange notice date will be postponed to the next business day on which a market disruption event does not occur and is not continuing. In no event, however, will any exchange notice date be postponed by more than five business days. If the exchange notice date is postponed, the related exchange date will also be postponed, to the fifth business day after the exchange notice date.

      If the exchange notice date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the exchange notice date. If we elect to pay the cash value of the index stock otherwise deliverable on the related exchange date but the closing price of the index stock that must be used to determine the cash value is not available on the exchange notice date, either because of a market disruption event or for any other reason, the calculation agent will nevertheless determine that closing price based on its assessment, made in its sole discretion, of the market value of the index stock on that day. In addition, if a market disruption event occurs or is continuing on the exchange notice date or on any later day through and including the exchange date, we may choose to pay cash instead of delivering

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index stock on the exchange date, even if we
have not notified the Holder of our election to pay cash as described earlier in this subsection entitled "-- Holder's Exchange Right".

                                 OUR CALL RIGHT

      We may redeem your note, in whole but not in part, at any time after the interest payment date on July 1, 2002 at our option, for cash at a redemption price equal to 100% of the outstanding face amount, plus accrued interest to the call date.

      If we choose to exercise our call right described above, we will notify the Holder and the trustee not less than 15 nor more than 30 calendar days before the date we select for redemption, in the manner described in the attached prospectus. The day we give the notice, which will be a business day, will be the call notice date and the day we select for redemption, which we will set forth in the call notice and which will be at least eight business Days after the call notice date, will be the call date, at least initially. After we give a call notice specifying the call date, we may nevertheless postpone the call date without further notice for up to five business days because of a market disruption event, as described under "-- Automatic Exchange -- Consequences of a Market Disruption Event" below. We will not give a call notice that results in a call date later than the stated maturity date.

      If we exercise our call right, the Holder will be entitled to the benefit, if any, of an automatic exchange as described under "-- Automatic Exchange" below. If an automatic exchange occurs in that situation, we will not redeem the note as described above.

      If we give the Holder a call notice and an automatic exchange does not occur, then we will redeem the entire outstanding note as follows. On the call date, we will pay the redemption price in cash, together with accrued and unpaid interest to the call date, in the manner described under "Manner of Payment and Delivery" below.

      Except as described in this subsection or above under "-- Holder's Exchange Right", we will not be permitted to redeem the note and the Holder will not be entitled to require us to repay the note before the stated maturity date.

                               AUTOMATIC EXCHANGE

      An automatic exchange of the note may occur on the stated maturity date or on a call date, as follows.

ON STATED MATURITY DATE

      If the Holder does not exercise the exchange right for the entire outstanding face amount of the note by 11:00 A.M., New York City time, on the third business day before the determination date and we do not exercise our call right, the following will apply. On the determination date, the calculation agent will determine the cash value of the index stock for which the remaining portion of the note would be exchanged on the stated maturity date, if that date were an exchange date. To determine the cash value of that stock, the calculation agent will multiply the number of shares of that stock by the average of the closing prices of the index stock on each of the three consecutive business days ending on and including the determination date, except in the limited circumstances described under "-- Consequences of a Market Disruption Event" below.

      If the cash value described above exceeds the sum of:

- the face amount of the note then outstanding plus

- the amount of the regular interest installment that would become due on the outstanding note on the stated maturity date if the outstanding note were not exchanged or redeemed,

then, regardless of the Holder's wishes and without any notice being given or other action being taken by the Holder, the remaining portion of the note will automatically be exchanged as follows. On the stated maturity date, either we will deliver to the Holder the shares of Index stock for which that portion is exchangeable, as described above, or, at our option, pay to the Holder the cash value of that stock, based on the average closing price described above. We will be entitled to select either of these alternatives at our option and without notifying the Holder or any other person of our selection. The Holder will not be entitled to receive the regular interest installment that would become due on the stated maturity date in the absence of an automatic exchange. We discuss this matter under "-- Interest Payments" below. If an automatic exchange would otherwise involve delivery of a fractional share of index stock, we will instead pay the cash value of the fractional share, based on the price used for the purpose described above.

      If the cash value described above does not exceed the sum of the outstanding face amount and regular interest installment described above, then we will pay the principal amount, together with accrued interest, on the stated maturity date. We describe this payment under "-- Payment of Principal on Stated Maturity Date" above.

ON CALL DATE

      If we exercise our call right, the Holder will receive the benefit, if any, of an automatic exchange as follows. Prior to the call date, the calculation agent will determine the cash value of the index stock for which the remaining portion of the note would be exchanged on the call date, if that date were an exchange date. To determine the cash value of that stock, the calculation agent will multiply the number of shares of that stock by the average of the closing prices of the index stock on each of the three consecutive business days beginning on and including the call notice date, except in the limited circumstances described under "-- Consequences of a Market Disruption Event" below.

      If the cash value described above exceeds the sum of:

- the redemption price that would be payable to the Holder on the call date, plus

- the amount of interest that has accrued on the outstanding note from and after the last interest payment date before the call date to the call date,

then, regardless of the Holder's wishes and without any notice being given or other action being taken by the Holder, the remaining portion of the note will automatically be exchanged as follows. On the call date, either we will deliver to the Holder the shares of index stock for which that portion is exchangeable, as described above, or, at our option, we will pay to the Holder the cash value of that stock, based on the average closing price described above. We will be entitled to select either of these alternatives at our option and without notifying the Holder or any other person of our selection. The Holder will not be entitled to receive any interest that accrues on the note from and after the last interest payment date to the call date. We discuss this matter under "-- Interest Payments" below. If an automatic exchange would otherwise involve delivery of a fractional share of index stock, we will instead pay the cash value of the fractional share, based on the price used for the purpose described above.

      If the cash value referred to above does not exceed the sum of the redemption price and accrued interest described above, then we will redeem the note in accordance with our call right. We describe this right under "-- Our Call Right" above.

CONSEQUENCES OF A MARKET DISRUPTION EVENT

      As described above, the calculation agent will use an average closing price of the index stock during a period of three business days to determine the amount of cash that would be payable in an automatic exchange on the stated maturity date or a call date. This procedure will be subject to the following four rules, however:

- If a market disruption event occurs or is continuing on one business day during the relevant three-day pricing period, the calculation agent will instead use the average of the closing prices on the two other business days during that period.

- If a market disruption event occurs or is continuing on two business days during the relevant three-day pricing period, the calculation agent will instead use the closing price on the one other business day during that period.

- If a market disruption event occurs or is continuing on all three business days during the relevant three-day pricing period, then the calculation agent will instead use the closing price on the first business day after that period on which no market disruption event occurs or is continuing. That first business day, however, may not be later than the determination date, in the case of an automatic exchange on the stated maturity date, or later than the fifth business day after the relevant three-day pricing period, in the case of an automatic exchange on the call date. We refer to that first business day as a deferred pricing date and to the latest business day on which a deferred pricing date can occur as the latest possible pricing date.

- If a market disruption event occurs or is continuing on each business day during the relevant three-day pricing period and on each subsequent business day through and including the latest possible pricing date, the calculation agent will nevertheless determine the closing price of the index stock, and the deferred pricing date will occur, on the latest possible pricing date. If the closing price is not available on that date, either because of a market disruption event or for any other reason, the calculation agent will determine the closing price based on its assessment, made in its sole discretion, of the market value of the index stock on the latest possible pricing date. The calculation agent will use the closing price on the latest possible pricing date, however determined, instead of the average closing price described earlier.

      In determining the amount of cash that would be payable in an automatic exchange on a call date, the calculation agent may use the closing price on a deferred pricing date, as described in the third and fourth rules above. If that happens, the call date will be the later of the original call date and the fifth business day after the deferred pricing date. Consequently, if we exercise our call right and give the Holder a call notice specifying the call date, we may nevertheless postpone the call date up to five business days after the specified date because of a market disruption event. We may do so without further notice to the Holder or any other person and whether the note is redeemed or an automatic exchange occurs on the call date. We will not exercise our call right, however, in a manner that would result in the call date being later than the stated maturity date.

                               INTEREST PAYMENTS

      Interest will accrue on the outstanding face amount of your note and will be calculated and paid as described in the attached prospectus with regard to fixed rate notes, except that the interest payment and regular record dates will be those specified on the front cover of this prospectus supplement. If the stated maturity date does not occur on July 1, 2006, however, the interest payment date scheduled for that date will instead occur on the stated maturity date.

CONSEQUENCES OF A VOLUNTARY EXCHANGE

      If the Holder exercises the exchange right, the following four rules will apply to the exchanged portion of the note:

- IF THE EXCHANGE DATE OCCURS ON AN INTEREST PAYMENT DATE, interest will accrue on the exchanged portion to, but excluding, that interest payment date. We will pay the accrued interest on that interest payment date to whoever is the Holder on the related regular record date.

- IF THE EXCHANGE DATE OCCURS AFTER AN INTEREST PAYMENT DATE BUT ON OR BEFORE THE NEXT REGULAR RECORD DATE, interest will accrue and be paid on the exchanged portion only to, and excluding, that prior interest payment date and not for the later period that precedes the exchange date.

- IF THE EXCHANGE DATE OCCURS ON OR BEFORE THE FIRST REGULAR RECORD DATE, interest will not accrue or be paid on the exchanged portion of the note.

- IF THE EXCHANGE DATE OCCURS AFTER A REGULAR RECORD DATE BUT BEFORE THE RELATED INTEREST PAYMENT DATE, interest will accrue on the exchanged portion to, but excluding, that interest payment date. We will pay this accrued interest on that interest payment date, to whoever is the Holder on the related regular record date. On the exchange notice date, however, the Holder exercising the exchange right will be required to pay us the amount of interest that will become payable on the exchanged portion of the note on that interest payment date.

As long as your note is in global form, the regular record date will be the business day before the related interest payment date, so that no exchange date can occur between those two dates. Consequently, the fourth rule above will have no practical effect on your note unless and until your note ceases to be in global form. We describe the situations in which we may terminate a global note in the attached prospectus under "Description of Notes We May Offer -- What Is a Global Note?".

      Because of the rules described above, if you decide to exchange your note, you may lose the right to receive interest on your note for the interest period in which the exchange occurs.

CONSEQUENCES OF AN AUTOMATIC EXCHANGE

      The four rules described in the prior subsection do not apply if an automatic exchange occurs. IF AN AUTOMATIC EXCHANGE OCCURS, EITHER ON THE STATED MATURITY DATE OR EARLIER BECAUSE WE EXERCISE OUR CALL RIGHT, WE WILL NOT PAY ANY INTEREST THAT ACCRUES ON THE EXCHANGED PORTION OF THE NOTE FROM AND AFTER THE LAST INTEREST PAYMENT DATE PRIOR TO THE AUTOMATIC EXCHANGE -- I.E., FROM AND AFTER THE LAST INTEREST PAYMENT DATE PRIOR TO THE STATED MATURITY DATE OR THE CALL DATE, AS THE CASE MAY BE. As described above under "-- Our Call Right", we will not be entitled to redeem the note until after the interest payment date on July 1, 2002.

                            ANTIDILUTION ADJUSTMENTS

      The calculation agent will adjust the exchange rate as described below, but only if an event described under one of the six subsections beginning with "-- Stock Splits" below occurs and only if the relevant event occurs during the period described under the applicable subsection.

      The adjustments described below do not cover all events that could affect the exchange rate. We describe the risks relating to dilution above under "Additional Risk Factors Specific to Your Note -- You Have Limited Antidilution Protection".

HOW ADJUSTMENTS WILL BE MADE

      If more than one event requiring adjustment occurs, the calculation agent will adjust the exchange rate for each event, sequentially, in the order in which the events occur, and on a cumulative basis. Thus, having adjusted the exchange rate for the first event, the calculation agent will adjust the exchange rate for the second event, applying the required adjustment to the exchange rate as already adjusted for the first event, and so on for each event. With respect to any portion of the note to be exchanged, including any portion subject to an automatic exchange, the calculation agent will make the required determinations and adjustments no later than the related exchange notice date. For this purpose, the exchange notice date for an automatic exchange will be the last business day for which the closing price or other market value of the index stock is used to determine the amount of cash payable in that exchange. If any event requiring adjustment occurs during a pricing period for an automatic exchange, so that one or more but not all the closing prices used to calculate the average closing price are affected by the event, the calculation agent will make any additional adjustments it considers necessary to give appropriate effect to this fact.

      The calculation agent will adjust the exchange rate for each reorganization event described in "-- Reorganization Events" below. For any other dilution event described below, however, the calculation agent will not have to adjust the exchange rate unless the adjustment would result in a change of at least 0.1% in the exchange rate that would apply without the adjustment. The exchange rate resulting from any adjustment will be rounded up or down, as appropriate, to the nearest ten-thousandth, with five hundred-thousandths being rounded upward -- e.g.,
0.12344 will be rounded down to 0.1234 and 0.12345 will be rounded up to 0.1235.

      If an event requiring antidilution adjustment occurs, the calculation agent will make the adjustment with a view to offsetting, to the extent practical, any change in the economic position of the Holder and The Goldman Sachs Group, Inc., relative to the note, that results solely from that event. The calculation agent may, in its sole discretion, modify the antidilution adjustments as necessary to ensure an equitable result.

      The calculation agent will make all determinations with respect to antidilution adjustments, including any determination as to whether an event requiring adjustment has occurred, as to the nature of the adjustment required and how it will be made or as to the value of any property distributed in a reorganization event, and will do so in its sole discretion. In the absence of manifest error, those determinations will be conclusive for all purposes and will be binding on you and us, without any liability on the part of the calculation agent. The calculation agent will provide information about the adjustments it makes upon written request by the Holder.

STOCK SPLITS

      A stock split is an increase in the number of a corporation's outstanding shares of stock without any change in its stockholders' equity. Each outstanding share will be worth less as a result of a stock split.

      If the index stock is subject to a stock split, then the calculation agent will adjust the exchange rate to equal the sum of the prior exchange rate -- i.e., the exchange rate before that adjustment -- plus the product of
(1) the number of new shares issued in the stock split with respect to one share of the index stock times (2) the prior exchange rate. The exchange rate will not be adjusted, however, unless the first day on which the index stock trades without the right to receive the stock split occurs after the date of this prospectus supplement and on or before the relevant exchange notice date.

REVERSE STOCK SPLITS

      A reverse stock split is a decrease in the number of a corporation's outstanding shares of stock without any change in its stockholders' equity. Each outstanding share will be worth more a result of a reverse stock split.

      If the index stock is subject to a reverse stock split, then the calculation agent will adjust the exchange rate to equal the product of the prior exchange rate and the quotient of (1) the number of outstanding shares of the index stock outstanding immediately after the reverse stock split becomes effective divided by (2) the number of shares of the index stock outstanding immediately before the reverse stock split becomes effective. The exchange rate will not be adjusted, however, unless the reverse stock split becomes effective after the date of this prospectus supplement and on or before the relevant exchange notice date.

STOCK DIVIDENDS

      In a stock dividend, a corporation issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own. Each outstanding share will be worth less as a result of a stock dividend.

      If the index stock is subject to a stock dividend, then the calculation agent will adjust the exchange rate to equal the sum of the prior exchange rate plus the product of (1) the number of shares issued in the stock dividend with respect to one share of the index stock times (2) the prior exchange rate. The exchange rate will not be adjusted, however, unless the ex-dividend date occurs after the date of this prospectus supplement and on or before the relevant exchange notice date.

      The ex-dividend date for any dividend or other distribution is the first day on which the index stock trades without the right to receive that dividend or other distribution.

OTHER DIVIDENDS AND DISTRIBUTIONS

      The exchange rate will not be adjusted to reflect dividends or other distributions paid with respect to the index stock, other than:

- stock dividends described above,

- issuances of transferable rights and warrants as described in "-- Transferable Rights and Warrants" below,

- distributions that are spin-off events described in "-- Reorganization Events" below, and

- extraordinary dividends described below.

      A dividend or other distribution with respect to the index stock will be deemed to be an extraordinary dividend if its per-share value exceeds that of the immediately preceding non-extraordinary dividend, if any, for the index stock by an amount equal to at least 10% of the closing price of the index stock on the business day before the ex-dividend date.

      If an extraordinary dividend occurs, the calculation agent will adjust the exchange rate to equal the product of (1) the prior exchange rate times (2) a fraction, the numerator of which is the closing price of the index stock on the business day before the ex-dividend date and the denominator of which is the amount by which that closing price exceeds the extraordinary dividend amount. The exchange rate will not be adjusted, however, unless the ex-dividend date occurs after the date of this prospectus supplement and on or before the relevant exchange notice date.

      The extraordinary dividend amount with respect to an extraordinary dividend for the index stock equals:

- for an extraordinary dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary dividend per share of the index stock minus the amount per share of the immediately preceding dividend, if any, that was not an extraordinary dividend for the index stock, or

- for an extraordinary dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of the extraordinary dividend.

      To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent. A distribution on the index stock that is a stock dividend, an issuance of rights or warrants or a spin-off event and also an extraordinary dividend will result in an adjustment to the exchange rate only as described in "-- Stock Dividends", above, "-- Transferable Rights and Warrants" below or "-- Reorganization Events" below, as the case may be, and not as described here.

TRANSFERABLE RIGHTS AND WARRANTS

      If the index stock issuer issues transferable rights or warrants to all holders of the index stock to subscribe for or purchase index stock at an exercise price per share that is less than the closing price of the index stock on the business day before the ex-dividend date for the issuance, then the exchange rate will be adjusted by multiplying the prior exchange rate by the following fraction:

- the numerator will be the number of shares of the index stock outstanding at the close of business on the day before that ex-dividend date plus the number of additional shares of the index stock offered for subscription or purchase under those transferable rights or warrants and

- the denominator will be the number of shares of the index stock outstanding at the close of business on the day before that ex-dividend date plus the number of additional shares of the index stock that the aggregate offering price of the total number of shares of the index stock so offered for subscription or purchase would purchase at the closing price of the index stock on the business day before that ex-dividend date, with that number of additional shares being determined by multiplying the total number of shares so offered by the exercise price of those transferable rights or warrants and dividing the resulting product by the closing price on the business day before that ex-dividend date.

The exchange rate will not be adjusted, however, unless the ex-dividend date described above occurs after the date of this prospectus supplement and on or before the relevant exchange notice date.

REORGANIZATION EVENTS

      Each of the following is a reorganization event:

- the index stock is reclassified or changed,

- the index stock issuer has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but all the outstanding index stock is exchanged for or converted into other property,

- a statutory share exchange involving the outstanding index stock and the securities of another entity occurs, other than as part of an event described above,

- the index stock issuer sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity,

- the index stock issuer effects a spin-off -- that is, issues to all holders of the index stock equity securities of another issuer, other than as part of an event described above,

- the index stock issuer is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, or

- another entity completes a tender or exchange offer for all the outstanding index stock.

      ADJUSTMENTS FOR REORGANIZATION EVENTS. If a reorganization event occurs, then the calculation agent will adjust the exchange rate by adjusting the reference amount. This term refers to the amount and type of property deliverable on an exchange date in exchange for each $1,000 of outstanding face amount of the note. Initially the reference amount will be the amount of index stock specified under "exchange rate" on the front cover of this prospectus supplement. However, if the exchange rate is adjusted because of a dilution event, then the reference amount will be adjusted in a corresponding manner. For example, if an exchange rate adjustment is required because of a stock split, reverse stock split, stock dividend, extraordinary dividend or issuance of rights or warrants, then the reference amount might be adjusted to be, for example, double or half the amount of index stock specified on the front cover, depending on the event requiring adjustment.

      Similarly, if adjustment is required because of a reorganization event in which cash and securities are distributed, for example, the reference amount will be adjusted to be the amount of cash and the amount of securities distributed in the event in respect of the amount of index stock specified on the front cover, if there has been no prior adjustment of the exchange rate. If there has been a prior adjustment, the reference amount will be adjusted to be the amount of cash and the amount of securities distributed in the event in respect of, for example, double or half the specified amount of index stock or whatever else the reference amount might be when the distribution occurs.

      If a reorganization event occurs, the reference amount will be adjusted so as to consist of the amount and type of property -- whether it be cash, securities or other property -- distributed in the event in respect of the prior reference amount. If more than one type of property is distributed, the reference amount will be adjusted so as to consist of each type of property distributed in respect of the prior reference amount, in a proportionate amount so that the value of each type of property comprising the new reference amount as a percentage of the total value of the new reference amount equals the value of that type of property as a percentage of the total value of all property distributed in the reorganization event in respect of the prior reference amount. We refer to the property distributed in a reorganization event as distribution property, a term we describe in more detail below.

      For the purpose of making an adjustment required by a reorganization event, the calculation agent will determine the value of each type of distribution property, in its sole discretion. For any distribution property consisting of a security, the calculation agent will use the closing price for the security on the relevant exchange notice date. The calculation agent may value other types of property in any manner it determines, in its sole discretion, to be appropriate. If a holder of the index stock may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder that makes no election, as determined by the calculation agent in its sole discretion.

      If a reorganization event occurs and the calculation agent adjusts the reference amount to consist of the distribution property distributed in the event as described above, the calculation agent will make further antidilution adjustments for later events that affect the distribution property, or any component of the distribution property, comprising the new reference amount. The calculation agent will do so to the same extent that it would make adjustments if the index stock were outstanding and were affected by the same kinds of events. If a subsequent reorganization event affects only a particular component of the reference amount, the required adjustment will be made with respect to that component, as if it alone were the reference amount.

      For example, if the index stock issuer merges into another company and each share of the index stock is converted into the right to receive two common shares of the surviving company and a specified amount of cash, the reference amount will be adjusted to consist of two common shares and the specified amount of cash. The calculation agent will adjust the common share component of the new reference amount to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in this section entitled "-- Antidilution Adjustments" as if the common shares were the index stock. In that event, the cash component will not be adjusted but will continue to be a component of the reference amount. Consequently, if the Holder exercises the exchange right or an automatic exchange occurs, the Holder will be entitled to receive, for each $1,000 of the outstanding face amount of the note being exchanged, all components of the reference amount in effect on the relevant exchange notice date, with each component having been adjusted on a sequential and cumulative basis for all relevant events requiring adjustment on or before the relevant exchange notice date, unless we elect to pay cash in the exchange.

      If the exchange right is exercised or an automatic exchange occurs and we elect to pay cash in the exchange, we will do so based on the applicable price of the index stock described earlier as long as the reference amount consists only of index stock. If a reorganization event occurs and the reference amount consists of property other than index stock, then the amount of cash we pay -- for each $1,000 of the outstanding face amount of the note being exchanged -- will equal the total value of the adjusted reference amount, as in effect on the relevant exchange notice date. The calculation agent will determine the value of each component of the adjusted reference amount in the manner described above.

      In this prospectus supplement, whenever we say that the calculation agent will adjust the exchange rate in respect of a dilution event, we mean that the calculation agent will adjust the reference amount in the manner described in this subsection if the dilution event is a reorganization event. The calculation agent will not make any adjustment for a reorganization event, however, unless the event becomes effective -- or, if the event is a spin-off, unless the ex-dividend date for the spin-off occurs -- after the date of this prospectus supplement and on or before the relevant exchange notice date.

      DISTRIBUTION PROPERTY. When we refer to distribution property, we mean the cash, securities and other property or assets distributed in a reorganization event in respect of an amount of outstanding index stock equal to the amount specified on the front cover under "exchange rate" -- or in respect of whatever the reference amount may then be if any antidilution adjustment has been made in respect of a prior event. In the case of a spin-off, the distribution property also includes the specified amount of index stock -- or other applicable reference amount -- in respect of which the distribution is made.

      If a reorganization event occurs, the distribution property distributed in the event will be substituted for the index stock as described above. Consequently, in this prospectus supplement, when we refer to the index stock, we mean any distribution property that is distributed in a reorganization event and comprises the adjusted reference amount. Similarly, when we refer to the index stock issuer, we mean any successor entity in a reorganization event.

                         DEFAULT AMOUNT ON ACCELERATION

      If an event of default occurs and the maturity of your note is accelerated, we will pay the default amount in respect of the principal of your note at the maturity. We describe the default amount below under "-- Special Calculation Provisions".

      For the purpose of determining whether the Holders of our Series B medium-term notes, of which your note is one, are entitled to take any action under the indenture, we will treat the outstanding face amount of your note as the outstanding principal amount of your note. Although the terms of your note differ from those of the other Series B medium-term notes, Holders of specified percentages in principal amount of all Series B medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series B medium-term notes, including your note. This action may involve changing some of the terms that apply to the Series B medium-term notes, accelerating the maturity of the Series B medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under "Description of Notes We May Offer -- Default, Remedies and Waiver of Default" and "-- Modification and Waiver of Covenants".

                         MANNER OF PAYMENT AND DELIVERY

      Any payment or delivery on your note at maturity, on any exchange date or on any call date will be made to an account designated by the Holder of your note and approved by us, or at the office of the trustee in New York City, but only when the note is surrendered to the trustee at that office. We may pay interest due on any interest payment date by check mailed to the person who is the Holder on the regular record date. We also may make any payment or delivery in accordance with the applicable procedures of the depositary. We may make any delivery of index stock or distribution property ourselves or cause our agent to do so on our behalf.

                             MODIFIED BUSINESS DAY

      As described in the attached prospectus, any payment on your note that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. The same will apply to any delivery of the index stock that would otherwise be due on a day that is not a business day. For your note, however, the term business day has a different meaning than it does for other Series B medium-term notes. We discuss this term under "-- Special Calculation Provisions" below.

                           ROLE OF CALCULATION AGENT

      The calculation agent will make all determinations regarding the exchange rate, anti-dilution adjustments, market disruption events, automatic exchange, the closing price or other value of the index stock, the default amount and the amount of the index stock, cash or distribution property to be delivered in exchange for your note. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

      Please note that the firm named as the calculation agent in this prospectus supplement is the firm serving in that role as of the original issue date of your note. We may change the calculation agent after the original issue date without notice.

                         SPECIAL CALCULATION PROVISIONS

BUSINESS DAY

      When we refer to a business day with respect to your note, we mean a day that is a business day of the kind described in the attached prospectus but that is not a day on which the principal securities market for the index stock is authorized by law or executive order to close.

CLOSING PRICE

      The closing price for any security on any day will equal the closing sale price or last reported sale price, regular way, for the security, on a per-share or other unit basis:

- on the principal national securities exchange on which that security is listed for trading on that day, or

- if that security is not listed on any national securities exchange, on the Nasdaq National Market System on that day, or

- if that security is not quoted in the Nasdaq National Market System on that day, on any other U.S. national market system that is the primary market for the trading of that security.

If that security is not listed or traded as described above, then the closing price for that security on any day will be the average, as determined by the calculation agent, of the bid prices for the security obtained from as many dealers in that security selected by the calculation agent as will make those bid prices available to the calculation agent. The number of dealers need not exceed three and may include the calculation agent or any of its or our affiliates.

DEFAULT AMOUNT

      The default amount for your note on any day will be an amount, in the specified currency for the principal of your note, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to your note as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your note. That cost will equal:

- the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

- the reasonable expenses, including reasonable attorneys' fees, incurred by the Holder of your note in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your note, which we describe below, the Holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest -- or, if there is only one, the only -- quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

      DEFAULT QUOTATION PERIOD. The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

- no quotation of the kind referred to above is obtained or

- every quotation of that kind obtained is objected to within five business days after the due day as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as provided as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

      In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your note.

      QUALIFIED FINANCIAL INSTITUTIONS. For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

- A-1 or higher by Standard & Poor's Ratings or any successor, or any other comparable rating then used by that rating agency, or

- P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

MARKET DISRUPTION EVENT

      Any of the following will be a market disruption event:

- a suspension, absence or material limitation of trading in the index stock on its primary market for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

- a suspension, absence of trading or material limitation of trading in option contracts relating to the index stock, if available, in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

- the index stock does not trade on what was the primary market for the index stock, as determined by the calculation agent in its sole discretion,

and, in any of these events, the calculation agent determines in its sole discretion that the event materially interferes with the ability of The Goldman Sachs Group, Inc. or any of its affiliates to unwind all or a material portion of a hedge with respect to your note that we or our affiliates may effect as described below under "Use of Proceeds and Hedging".

      The following events will not be market disruption events:

- a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and

- a decision to permanently discontinue trading in the option contracts relating to the index stock.

      For this purpose, an "absence of trading" in the primary securities market on which option contracts related to the index stock are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in option contracts related to the index stock, if available, in the primary market for those contracts, by reason of:

- a price change exceeding limits set by that market, or

- an imbalance of orders relating to those contracts, or

- a disparity in bid and ask quotes relating to those contracts will constitute a suspension or material limitation of trading in option contracts related to the index stock in the primary market for those contracts.

      In this section about market disruption events, references to the index stock include securities that are part of any distribution property, as determined by the calculation agent in its sole discretion.

                        HYPOTHETICAL RETURNS ON THE NOTE

      In the table below, we compare the total return on owning the index stock to the total return on owning the note, in each case during the seven-year period from the trade date to the stated maturity date. The information in the table is based on hypothetical market values for the index stock and the note at the end of this seven-year period, and on the assumptions set forth in the box below. In the paragraphs following the table, we explain how we have calculated these hypothetical returns.

       ASSUMPTIONS
Exchange rate                  19.001 shares
Reference price of index
  stock                       $42.103
Index stock dividend yield        1.9%
Automatic exchange in full
  on the stated maturity
  date -- i.e., no prior
  redemption or voluntary
  exchange
No antidilution adjustments
  to exchange rate
No market disruption event
  occurs

      We calculate the total return on the note based on an exchange rate of
19.001 shares of the index stock for each $1,000 of the outstanding face amount of the note. This exchange rate was determined by dividing $1,000 by the product of the reference price of the index stock times 1.25. Because the exchange rate has been determined in this manner, the closing price of the index stock must increase by the stated maturity date to 1.25 times the reference price in order for the cash value of the index stock that would be deliverable in exchange for any portion of the note on the stated maturity date to equal the face amount of the exchanged portion. There is no assurance that the closing price will increase to that extent by the stated maturity date.

      The index stock is traded on the New York Stock Exchange. For information about the market price of the index stock in recent periods, see "Wells Fargo & Company -- Historical Trading Price Information".

      In order to calculate the hypothetical returns shown in the table below, we have assumed that the index stock issuer will pay dividends on the index stock over the seven-year period at the level indicated in the box above. We do not know, however, whether or to what extent the index stock issuer will pay dividends in the future. These are matters that will be determined by the index stock issuer and not by us.

      The following table is provided for purposes of illustration only. It should not be taken as an indication or prediction of future investment results and is intended merely to illustrate the impact that various hypothetical market values at the end of the indicated period could have on the rates of return on the index stock and the note, assuming all other variables remained constant.

                  Index Stock                                 Notes
-----------------------------------------------   ------------------------------
                   Hypothetical
                   Closing Price
                        on
                      Stated                       Hypothetical
Hypothetical         Maturity                     Market Value on
Closing Price on   Date as % of    Hypothetical   Stated Maturity   Hypothetical
Stated Maturity    the Reference      Total        Date as % of        Total
Date                   Price          Return        Face Amount        Return
----------------   -------------   ------------   ---------------   ------------
     $21.05              50%              -37%          100%                14%
      25.26              60               -27           100                 14
      29.47              70               -17           100                 14
      33.68              80                -7           100                 14
      37.89              90                 3           100                 14
      42.10             100                13           100                 14
      46.31             110                23           100                 14
      50.52             120                33           100                 14
      54.73             130                43           104                 17
      58.94             140                53           112                 25
      63.15             150                63           120                 33
      67.36             160                73           128                 41
      71.58             170                83           136                 49

                            ------------------------

      The total return on the index stock represents the difference between (i) the hypothetical closing price of one share of index stock on the stated maturity date plus the dividends that would be paid on one share at the assumed dividend yield rate during the seven-year period from the trade date to the stated maturity date, without reinvestment of those dividends, and (ii) the reference price of the index stock, which is $42.103 per share. This difference is expressed as a percentage of the reference price.

      The total return on the note represents the difference between (i) the hypothetical market value of the note on the stated maturity date plus the amount of interest that would be payable on the note during the seven-year period from the trade date to the stated maturity date, without reinvestment of that interest, and (ii) the hypothetical market value of the note on the trade date. This difference is expressed as a percentage of the hypothetical market value on the trade date. For this purpose, we have assumed that the market value of the note on the trade date will equal the face amount but that the market value on the stated maturity date will equal the greater of the face amount and the cash value of the index stock that we would be obligated to deliver on that date in an automatic exchange. There will be no automatic exchange on the stated maturity date, however, unless the cash value of the index stock to be delivered on that date exceeds the sum of the face amount plus the amount of the regular interest installment payable on the note on that date. Moreover, if an automatic exchange occurs, the Holder will not be entitled to receive that regular interest installment. Therefore, we have assumed that unless the cash value of that stock exceeds that sum, the market value of the note on the stated maturity date will equal the face amount. We have also assumed that the closing price of the index stock will be the same on each of the determination date, the two preceding business days and the stated maturity date.

 We cannot predict the market price of the index stock or the market value of the note, nor can we predict the relationship between the two. Moreover, the assumptions we have made in connection with the illustration set forth above may not reflect actual events. Consequently, the total return that an investor in the note would actually achieve, as well as how that return would compare to the total return that an investor in the index stock would actually achieve, may be very different from the information reflected in the table above.

                          USE OF PROCEEDS AND HEDGING

      We will use the net proceeds we receive from the sale of your note for the purposes we describe in the attached prospectus under "Use of Proceeds". We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under your note as described below.

      In anticipation of the sale of your note, Goldman Sachs has entered into hedging transactions involving purchases of the index stock on the trade date. From time to time, we may enter into additional hedging transactions or unwind those we have entered into. In this regard, we may:

- acquire or dispose of the index stock or other securities of the index stock issuer,

- take short positions in the index stock or other securities of the index stock issuer -- i.e., we may sell securities of the kind that we do not own or that we borrow for delivery to purchaser,

- take or dispose of positions in listed or over-the-counter options or other instruments based on the index stock and/or

- take or dispose of positions in listed or over-the-counter options or other instruments based on indices designed to track the performance of the NYSE or other components of the U.S. equity market.

Goldman Sachs may acquire a long or short position in securities similar to your note from time to time and may, in its sole discretion, hold or resell those securities.

      Goldman Sachs may close out its hedge on or before the determination date. That step may involve sales or purchases of the index stock, listed or over-the-counter options on the index stock or listed or over-the-counter options or other instruments based on indices designed to track the performance of the NYSE or other components of the U.S. equity market.

 The hedging activity discussed above may adversely affect the market value of your note from time to time. See "Additional Risk Factors Specific to Your Note -- Trading and Other Transactions by Goldman Sachs in the Index Stock May Impair the Value of Your Note" and "-- Our Business Activities May Create Conflicts of Interest Between You and Us" for a discussion of these adverse effects.

                             WELLS FARGO & COMPANY

      According to publicly available documents, Wells Fargo & Company is a diversified financial services company providing banking, insurance, investments and mortgage and consumer finance. Wells Fargo & Company operates through stores, automated teller machines and other distribution channels across North America.

         WHERE INFORMATION ABOUT THE INDEX STOCK ISSUER CAN BE OBTAINED

      The index stock is registered under the Securities Exchange Act of 1934. Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at:

- Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549,

- Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661, and

- Seven World Trade Center, 13th Floor, New York, New York 10048.

Copies of this material can also be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, information filed by the index stock issuer with the SEC electronically can be reviewed through a web site maintained by the SEC. The address of the SEC's web site is http://www.sec.gov. Information filed with the SEC by the index stock issuer under the Exchange Act can be located by reference to its SEC file number: 1-06214.

      Information about the index stock issuer may also be obtained from other sources such as press releases, newspaper articles and other publicly disseminated documents.

      We do not make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by the index stock issuer with the SEC.

  WE OBTAINED THE INFORMATION ABOUT THE INDEX STOCK ISSUER IN THIS PROSPECTUS
                        SUPPLEMENT FROM THE INDEX STOCK
                            ISSUER'S PUBLIC FILINGS

      This prospectus supplement relates only to your note and does not relate to the index stock or other securities of the index stock issuer. We have derived all information about the index stock issuer in this prospectus supplement from the publicly available documents referred to in the preceding subsection. We have not participated in the preparation of any of those documents or made any "due diligence" investigation or any inquiry of the index stock issuer with respect to the index stock issuer in connection with the offering of your note. We do not make any representation that the publicly available documents or any other publicly available information about the index stock issuer are accurate or complete. Furthermore, we do not know whether all events occurring before the date of this prospectus supplement -- including events that would affect the accuracy or completeness of the publicly available documents referred to above, the trading price of the index stock and, therefore, the exchange rate -- have been publicly disclosed. Subsequent disclosure of any events of this kind or the disclosure of or failure to disclose material future events concerning the index stock issuer could affect the value you will receive at maturity and, therefore, the market value of your note.

      Neither we nor any of our affiliates make any representation to you as to the performance of the index stock.

      We or any of our affiliates may currently or from time to time engage in business with the index stock issuer, including making loans to or equity investments in the index stock issuer or providing advisory services to the index stock issuer, including merger and acquisition advisory services. In the course of that business, we or any of our affiliates may acquire non-public information about the index stock issuer and, in addition, one or more of our affiliates may publish research reports about the index stock issuer. As an investor in the note, you should undertake such independent investigation of the index stock issuer as in your judgment is appropriate to make an informed decision with respect to an investment in the note.

                      HISTORICAL TRADING PRICE INFORMATION

      The index stock is traded on the New York Stock Exchange under the symbol "WFC". The following table sets forth the quarterly high, low and closing prices on the New York Stock Exchange for the index stock for the four calendar quarters in each of 1997 and 1998, for the first calendar quarter in 1999 and for the second calendar quarter in 1999, through June 24, 1999. We obtained the trading price information set forth below from Bloomberg Financial Services, without independent verification.

      You should not take the historical prices of the index stock as an indication of future performance. We cannot give you any assurance that the price of the index stock will increase sufficiently for you to receive an amount in excess of the face amount of your note at maturity.

                                                              HIGH    LOW    CLOSE
                                                              ----    ---    -----
1997
  Quarter ended March 31....................................   26 1/2 21 5/8  23 1/8
  Quarter ended June 30.....................................   29 7/16 22 3/8  28 1/8
  Quarter ended September 30................................   32     28 1/2  30 5/8
  Quarter ended December 31.................................   38 7/8 31 1/16  38 5/8

1998
  Quarter ended March 31....................................   43 7/16 35 1/2  41 9/16
  Quarter ended June 30.....................................   43 1/8 34 1/4  37 3/8
  Quarter ended September 30................................   39 7/16 29 3/4  35 13/16
  Quarter ended December 31.................................   40 7/16 31 5/8  39 15/16

1999
  Quarter ended March 31....................................   40 3/16 32 3/4  35 1/16
  Quarter ending June 30 (through June 24, 1999)............   44     36 11/16  41 7/8
  Closing price on June 24, 1999............................                  41 7/8

           SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the attached prospectus with respect to United States holders. The following section is the opinion of Sullivan & Cromwell, counsel to The Goldman Sachs Group, Inc. Please consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences of owning your note in your particular circumstances.

      Your note will be subject to special rules governing contingent payment obligations. Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for your note and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your note (the "comparable yield") and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules will generally have the effect of requiring you to include interest in income in respect of your note prior to your receipt of cash attributable to such income.

      The rules governing contingent payment obligations do not provide any rule for determining the maturity date for debt instruments (such as your note) that provide for a call right or exchange right for purposes of computing the comparable yield and projected payment schedule. It would be reasonable, however, to compute the comparable yield and projected payment schedule for your note (and we intend to make the computation in such a manner) based upon an assumption that your note will remain outstanding until the stated maturity date and the projected contingent payment will be made at such time.

      The comparable yield and projected payment schedule may be obtained from us by contacting Jim Schoenbeck in the Treasury Administration Department, Debt Administration Group, at 212-902-1000. You are required to use the comparable yield and projected payment schedule determined by us in determining your interest accruals in respect of your note unless you timely disclose and justify on your federal income tax return the use of a different comparable yield and projected payment schedule.

   The comparable yield and projected payment schedule is not provided to you for any purpose other than the determination of your interest accruals in respect of your note, and we make no representation regarding the amount of contingent payments with respect to your note.

      You will recognize gain or loss upon the sale, exchange, redemption or maturity of your note in an amount equal to the difference, if any, between the fair market value of the amount of cash or index stock you receive at such time and your adjusted basis in your note. In general, your adjusted basis in your note will equal the amount you paid for your note, increased by the amount of interest you previously accrued with respect to your note (in accordance with the comparable yield and the projected payment schedule for your note), and decreased by the amount of interest payments you received with respect to your note. Your holding period in any index stock you receive will begin on the day after receipt.

      Any gain you recognize upon the sale, exchange, redemption or maturity of your note will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your note, and thereafter, as capital loss.

                    EMPLOYEE RETIREMENT INCOME SECURITY ACT

      If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan proposing to invest in the note being offered, you should refer to the matters described under "Employee Retirement Income Security Act" in the attached prospectus.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

      The Goldman Sachs Group, Inc. has agreed to sell to Goldman, Sachs & Co., as its agent, and Goldman, Sachs & Co. has agreed to purchase from The Goldman Sachs Group, Inc., the face amount of the note specified on the front cover of this prospectus supplement. Goldman, Sachs & Co. intends to resell the note at the original issue price. In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the note in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the attached prospectus.

                        NOTICE TO INVESTORS IN SINGAPORE

      Notes may not be offered or sold, nor may any document or other material in connection with the notes be issued, circulated or distributed, either directly or indirectly, to persons in Singapore other than (i) under circumstances in which the offer or sale does not constitute an offer or sale of the notes to the public in Singapore or (ii) to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent.

                               NOTICE OF EXCHANGE

                                                          Dated:
The Bank of New York
101 Barclay Street, 21W
Corporate Trust Administration
New York, New York 10286
Attn:  Paul Schmalzel (212-815-5919)
       Ming Shiang    (212-815-4701)
                         Fax: (212-815-5915)
with a copy to:

Goldman, Sachs & Co.
85 Broad Street
Options and Derivatives Operations
New York, New York 10004
Attn:  Anthony Monaco  (212-902-7920)
       Stephen Barnitz       (212-357-4217)
                               Fax: (212-902-7993)

          Re: 2.00% Exchangeable Note due 2006, issued by The Goldman Sachs Group, Inc.
               (Exchangeable for Common Stock of Wells Fargo & Company)

Dear Sirs:

     The undersigned is, or is acting on behalf of, the beneficial owner of a portion of the note specified above, which portion has an outstanding face amount equal to or greater than the amount set forth at the end of this notice of exchange. The undersigned hereby irrevocably elects to exercise the exchange right described in the prospectus supplement dated June 24, 1999 to the prospectus dated May 18, 1999 with respect to the outstanding face amount of the note set forth at the end of this notice of exchange. The exercise is to be effective on the business day on which the trustee has received this notice of exchange, together with all other items required to be delivered on exercise, and the calculation agent has received a copy of this notice of exchange, unless all required items have not been received by 11:00 A.M., New York City time, on that business day, in which case the exercise will be effective as of the next business day. We understand, however, that the effective date in all cases must be no later than the earlier of (i) the third business day before the determination date and (ii) any call notice date. The effective date will be the exchange notice date.

     If the note is in global form, the undersigned is delivering this notice of exchange to the trustee and to the calculation agent, in each case by facsimile transmission to the relevant number stated above, or such other number as the trustee or calculation agent may have designated for this purpose to the Holder. In addition, the beneficial interest in the face amount of the note indicated below is being transferred on the books of the depositary to an account of the trustee at the depositary.

     If the note is not in global form, the undersigned or the beneficial owner is the Holder of the note and is delivering this notice of exchange to the trustee and to the calculation agent by facsimile transmission as described above. In addition, the certificate representing the note and any payment required in respect of accrued interest are being delivered to the trustee.

     If the undersigned is not the beneficial owner of the note, the undersigned hereby represents that it has been duly authorized by the beneficial owner to act on behalf of the beneficial owner.

     Terms used and not defined in this notice have the meanings given to them in the prospectus supplement specified above. The exchange of the note will be governed by the terms of the note.

     The calculation agent should internally acknowledge receipt of the copy of this notice of exchange, in the place provided below, on the business day of receipt, noting the date and time of receipt. The consideration to be delivered or paid in the requested exchange should be made on the fifth business day after the exchange notice date in accordance with the terms of the note.

Face amount of note to be exchanged:

$
-----------------------------------
  (must be a multiple of $1,000 and
  any unexchanged portion must be
  at least $10,000)

                                          Very truly yours,

                                          --------------------------------------
                                          (Name of beneficial owner or person
                                          authorized to act on its behalf)

                                          --------------------------------------
                                          (Title)

                                          --------------------------------------
                                          (Telephone No.)

                                          --------------------------------------
                                          (Fax No.)

                                          --------------------------------------
                                          (DTC participant account number for
                                           delivery of index stock, if any)
FOR INTERNAL USE ONLY:

Receipt of the above notice of
exchange
is hereby acknowledged:

GOLDMAN, SACHS & CO., as calculation
agent

By:
--------------------------------------
    (Title)

Date and time of receipt:

--------------------------------------
(Date)

--------------------------------------
(Time)

------------------------------------------------------
------------------------------------------------------

      No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell or a solicitation of an offer to buy the securities it describes, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.
                            ------------------------

                               TABLE OF CONTENTS

                                       Page
                                       ----
           Prospectus Supplement
Additional Risk Factors Specific to
  Your Note..........................   S-2
Specific Terms of Your Note..........   S-6
Hypothetical Returns on the Note.....  S-21
Use of Proceeds and Hedging..........  S-24
Wells Fargo & Company................  S-25
Supplemental Discussion of Federal
  Income Tax Consequences............  S-27
Employee Retirement Income Security
  Act................................  S-28
Supplemental Plan of Distribution....  S-29
Notice of Exchange...................  S-30
                Prospectus
Our Business Principles..............     2
Prospectus Summary...................     3
Risk Factors.........................    11
Use of Proceeds......................    28
Pro Forma Consolidated Financial
  Information........................    29
Capitalization.......................    36
Selected Consolidated Financial
  Data...............................    38
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................    40
Industry and Economic Outlook........    65
Business.............................    68
Management...........................    93
Principal Shareholders...............   106
Certain Relationships and Related
  Transactions.......................   108
Description of Notes We May Offer....   113
United States Taxation...............   143
Employee Retirement Income Security
  Act................................   154
Validity of the Notes................   154
Experts..............................   154
Available Information................   155
Index to Consolidated Financial
  Statements.........................   F-1
Plan of Distribution.................   U-1

                             ----------------------

      Through and including June 27, 1999 (the 40th day after the date of the attached prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscription.
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                                  $72,411,000

                               THE GOLDMAN SACHS
                                  GROUP, INC.

                            2.00% Exchangeable Note
                                    due 2006
                         (Exchangeable for Common Stock
                           of Wells Fargo & Company)

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                              [GOLDMAN SACHS LOGO]

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                              GOLDMAN, SACHS & CO.

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